Exhibit 10.45

AXA EQUITABLE SEVERANCE BENEFIT PLAN

(Amended and Restated as of January 1, 2014)

§1 ESTABLISHMENT OF PLAN

1.1. Purpose - The purpose of this Plan is to provide severance benefits for those Eligible Individuals of AXA Equitable and its affiliates who adopt the Plan pursuant to Section 1.3 whose employment is terminated under certain circumstances.

1.2 History of this Plan - As of the Effective Date, this Plan amended and restated the AXA Equitable Severance Benefit Plan for Eligible Employees and Eligible Officers, the AXA Equitable Severance Benefit Plan for Eligible Senior Officers, the MONY Severance Benefit Plan for Eligible Employees and Eligible Officers and the MONY Severance Benefit Plan for Eligible Senior Officers, each effective May 1, 2004, and each as amended, and this Plan applies only to severance benefits paid based on a Job Elimination Date on or after the Effective Date. Severance benefits paid based on a job elimination date prior to the Effective Date are governed by the applicable plan document in effect as of the eligible employee’s job elimination date. In addition, the following cases are governed by the plan document(s) in effect immediately prior to the Effective Date (and shall not be eligible for any Severance Benefits under this Plan), even though they occurred on a job elimination date on or after the Effective Date: (a) severance benefits for Eligible Employees who received their notice of job elimination during 2006 and who had a job elimination date in 2007, and (b) severance benefits for Eligible Employees under Serious Consideration. This Plan shall also apply as of (a) April 1, 2008, with respect to individuals who became Branch Managers on or after that date, and (b) January 1, 2009, with respect to all other Branch Managers. The foregoing restrictions on who may be eligible for Severance Benefits under this Plan shall apply notwithstanding any other provisions of this Plan.

1.3. Adoption of the Plan - With AXA Equitable’s consent, an affiliate may adopt and join the Plan for the benefit of its employees. Such affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its employees by executing an adoption and joinder agreement satisfactory in its form and terms to AXA Equitable (or in accordance with such other procedures as AXA Equitable may from time to time permit). An affiliate shall cease to participate in the Plan on a date specified by AXA Equitable pursuant to the terms of the adoption and joinder agreement or, if no such date is specified, on the date such affiliate has no remaining obligations to its employees under the Plan. In the event that an affiliate shall cease to participate in the Plan, all obligations incurred by such affiliate with respect to its employees under the Plan prior to the date it ceases to participate shall continue to be the sole responsibility of that affiliate.

§2 DEFINITIONS

For purposes of this Plan, the following terms shall be defined as set forth next to such terms:

2.1. Administrative Committee - Means a committee comprised of at least three officers or officer equivalents of AXA Equitable appointed by the Executive Vice President of Human Resources of AXA Equitable.

2.2. Annualized Salary – Means an Eligible Employee’s Salary multiplied by 52.14.

2.3. Annualized Variable Compensation – Means, in the case of an Eligible Employee who has been eligible to receive Variable Compensation for the twelve (12) calendar months immediately preceding Notice of Job Elimination, the Variable Compensation paid to the Eligible Employee during such twelve (12) month period. In the case of an Eligible Employee who has not been eligible to receive Variable Compensation for the entire twelve (12) calendar months immediately preceding Notice of Job Elimination, Annualized Variable Compensation means the product of: (a) the average monthly Variable Compensation paid to the Eligible Employee during the portion of such twelve (12) month period during which the Eligible Employee was eligible for Variable Compensation multiplied by (b) twelve (12). All determinations made by the Plan Administrator regarding the calculation of Annualized Variable Compensation will be final and binding.

2.4. AXA Equitable - Means AXA Equitable Life Insurance Company or any successor thereof.

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2.5. Branch Manager – Means any individual who is employed by AXA Equitable or any general agent thereof pursuant to a branch manager’s agreement.

2.6. Branch Manager Compensation – Means:

(a) in the case of an Eligible Branch Manager who is a Divisional President, the rate of base pay for such Eligible Branch Manager as of the date of Notice of Job Elimination, calculated on a weekly basis.

(b) In the case of an Eligible Branch Manager who is not a Divisional President, Branch Manager Compensation means 70% of the total overrides paid to such Eligible Branch Manager in the twelve (12) months immediately preceding Notice of Job Elimination, calculated on a weekly basis. In the case where such an Eligible Branch Manager has not been eligible to receive Branch Manager Compensation for the entire twelve (12) calendar months immediately preceding Notice of Job Elimination, Branch Manager Compensation means the product of: (i) 70% of the average monthly overrides paid to such Eligible Branch Manager during the portion of the twelve (12) month period the Eligible Branch Manager received it, multiplied by (ii) twelve (12), calculated on a weekly basis. All determinations made by the Plan Administrator regarding the calculation of Branch Manager Compensation will be final and binding.

2.7. Continuing Associate - Means an Eligible Individual who has in effect either: (a) an independent contractor associate’s agreement with AXA Equitable or any general agent thereof under which the individual is eligible or could be eligible for benefits, or (b) a retired agent’s agreement with AXA Equitable or any general agent thereof.

2.8. Divisional President – Means an Eligible Branch Manager who is a divisional president or is compensated in a manner consistent with a divisional president as determined in the sole discretion of the Plan Administrator.

2.9. Effective Date - Means January 1, 2007, the date this Plan was originally adopted.

2.10. Eligible Branch Manager – Means an Eligible Individual who is a Branch Manager.

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2.11. Eligible Employee – Means an Eligible Individual who is not a Branch Manager.

2.12. Eligible Employee under Serious Consideration – Means:

(a) an Eligible Employee who, in the sole discretion of the Plan Administrator, in consultation with the relevant business area, was under serious consideration for job elimination in 2006, and whose Job Elimination occurred in 2007, and

(b) an Eligible Employee of Enterprise Capital Management, Inc. who was under serious consideration for job elimination in 2006, and whose Job Elimination occurred in 2008.

2.13. Eligible Individual – Means any Group 1 Part-Time Employee or Full-Time Employee of AXA Equitable who receives a Notice of Job Elimination from AXA Equitable. In the event any individual classified by AXA Equitable as not an Eligible Individual is thereafter required by the Internal Revenue Service, Department of Labor or other governmental agency, or by any court, tribunal or other authority to be classified as an Eligible Individual, such individual shall not be eligible to participate in this Plan unless and until the time such individual is designated by AXA Equitable as an Eligible Individual. Such designation shall only provide for eligibility prospectively from the time it is made effective. A Group 1 Part-Time Employee or Full-Time Employee who is certified for short-term disability benefits under the AXA Equitable Short-Term Disability Plan shall not be eligible for benefits under this Plan unless and until such employee is certified to return to work, and returns to work, from short-term disability leave.

2.14. Employee in a Direct Selling Position - Means an Eligible Employee:

(a) who (i) is directly selling products to clients in an assigned territory, has a targeted sales goal and is required to be appropriately licensed to sell products of AXA Equitable or its affiliates, or (ii) is a product sales associate,

(b) who is eligible to receive Variable Compensation as of the date such Eligible Employee receives Notice of Job Elimination, and

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(c) whose Annualized Variable Compensation is greater than or equal to 15% of the Eligible Employee’s Total Compensation.

2.15. Employee in a Sales Management Position – Means an Eligible Employee:

(a) who (i) manages a distribution channel, (ii) directly manages those with targeted sales goals and assigned territories, or (iii) has a primary function of managing a sales desk,

(b) who is eligible to receive Variable Compensation as of the date such Eligible Employee receives Notice of Job Elimination, and

(c) whose Annualized Variable Compensation is greater than or equal to 15% of the Eligible Employee’s Total Compensation.

2.16. Employee in a Support/Corporate Position - Means an Eligible Employee:

(a) who (i) manages key accounts, (ii) supports client dealings by preparing marketing materials, or (iii) trains Employees in Direct Selling Positions or outside wholesalers on products and/or building or maintaining new or existing client relationships,

(b) who is not involved in direct sales,

(c) who is eligible to receive Variable Compensation as of the date such Eligible Employee receives Notice of Job Elimination, and

(d) whose Annualized Variable Compensation is greater than or equal to 15% of the Eligible Employee’s Total Compensation.

2.17. 50/20 Branch Managers – Means an Eligible Branch Manager who (i) is at least age 50 and has at least twenty (20) years of Vesting Service as of December 31, 2008, (ii) was not employed by MONY Life or a subsidiary of MONY Life at any time on or after July 8, 2004, and (iii) who is not a Continuing Associate.

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2.18. 50/20 Employee – Means an Eligible Employee who (i) was at least age 50 and had at least twenty (20) Years of Vesting Service as of December 31, 2006, and (ii) was not employed by MONY Life or a subsidiary of MONY Life at any time on or after July 8, 2004.

2.19. 40% Compensation – Means the sum of:

(a) an Eligible Employee’s Annualized Salary and

(b) 40% of the Eligible Employee’s Annualized Variable Compensation.

2.20. Full-Time Employee – Means an employee of AXA Equitable who is regularly scheduled to work the hours per week for full-time employees of AXA Equitable as defined by company policy. Full-Time Employee does not include: (a) a retiree service, temporary, short-term or leased employee or an intern (as such terms are defined by company policies); (b) an employee who is certified at any time to receive benefits under the AXA Equitable Long-Term Disability Plan; or (c) any associate or manager of the retail sales force of AXA Equitable or any of its general agents, other than Branch Managers. For this purpose, retail sales force managers or associates of AXA Equitable or any of its general agents who are not Full-Time Employees include: (i) district managers, assistant branch managers, or equivalent positions, and (ii) any employee sales associate of AXA Equitable or any of its general agents, including any individual under a 12th Edition, 20th Edition, 25th Edition or Preliminary Employment agreement or MONY Life financed contract 54 or any similar agreement.

2.21. Group 1 Part-Time Employee – Means an employee of AXA Equitable who is regularly scheduled to work at least 18.13 hours per week but less than the hours per week for full-time employees of AXA Equitable as defined by company policies. A Group 1 Part-Time Employee does not include: (a) a retiree service, temporary, short-term or leased employee or an intern (as such terms are defined by company policies); (b) an employee who is certified at any time to receive benefits under the AXA Equitable Long-Term Disability

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Plan; or (c) any associate or manager of the retail sales force of AXA Equitable or any of its general agents, other than Branch Managers. For this purpose, retail sales force managers or associates of AXA Equitable or any of its general agents who are not Group 1 Part-Time Employees include: (i) district managers, assistant branch managers, or equivalent positions, and (ii) any employee sales associate of AXA Equitable or any of its general agents, including any individual under a 12th Edition, 20th Edition, 25th Edition or Preliminary Employment agreement or MONY Life financed contract 54 or any similar agreement.

2.22. Job Elimination - Means the termination of an existing job upon Notice of Job Elimination to the Eligible Individual by AXA Equitable when, because of changing needs or circumstances, as determined by the Plan Administrator in its sole discretion:

(a) the job is no longer performed, or

(b) the job is still performed but fewer employees are needed to perform it, or

(c) the job has moved to a different work site that is 35 miles or more farther one-way from the Eligible Individual’s home than the former job site, or

(d) in the case of an Eligible Employee only, a different technical, functional, management or other skill set is needed to perform the job, or

(e) in the case of an Eligible Branch Manager only, optimization of a business structure, territory and/or branch.

Job Elimination does not apply nor is it intended to encompass, among other things, unsatisfactory performance terminations, misconduct, or resignation.

An Eligible Individual directly affected by a Job Elimination, may be referred to in this Plan as “Job Eliminated.” An Eligible Individual’s Job Elimination occurs on the Job Elimination Date.

2.23. Job Elimination Date - Means the date that concludes an Eligible Individual’s Notification Period and signifies the Eligible Individual’s termination date.

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2.24. MONY Life - Means MONY Life Insurance Company, or any predecessor thereto.

2.25. Notice of Job Elimination - Means written notification to an Eligible Individual that ten (10) calendar days, excluding Saturdays and Sundays, from the date of such notification (or, if applicable, by such other date set forth in a notice required pursuant to Section 3.4), the Eligible Individual’s job will terminate as a result of Job Elimination.

2.26. Notification Period – Means the period of time between the date on which the Notice of Job Elimination is provided to an Eligible Individual and the date designated in such Notice of Job Elimination as the Eligible Individual’s Job Elimination Date.

2.27. Plan - Means this AXA Equitable Severance Benefit Plan, as amended from time to time.

2.28. Plan Year - Means the plan year for this Plan which shall be the calendar year.

2.29. Plan Administrator – Means the Administrative Committee or its delegate.

2.30. Pre-2007 LOA Policy – Means the AXA Equitable Terminal Leave of Absence Policy in effect prior to January 1, 2007, attached as Appendix A. Except as otherwise provided herein, the Pre-2007 LOA Policy is no longer in effect.

2.31. Pre-Notification – Means the authorized pre-notification by an Eligible Individual’s supervisor of such individual’s Job Elimination, as determined in the sole discretion of the Plan Administrator.

2.32 Retiree Health Plan - Means the AXA Equitable Retiree Health Plan, in effect as of January 1, 2007, as amended from time to time.

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2.33. Retirement Plan(s) - Means the AXA Equitable Retirement Plan, the AXA Equitable Excess Retirement Plan, and the AXA Equitable Annual Cash Payment Excess Plan (collectively referred to as the “AXA Equitable Retirement Plan”) and/or the MONY Life Retirement Income Security Plan for Employees, the MONY Life Excess Benefits Plan for MONY Employees, and the AXA Financial, Inc. Excess Benefit Plan for Select Employees, as applicable.

2.34. Salary - Means an Eligible Employee’s basic rate of salary, calculated on a weekly basis. Salary shall not include shift differential, overtime pay or any variable compensation, variable commissions, bonus, or short-term or long-term incentive compensation. This definition of Salary may be adjusted or modified by the Plan Administrator or its delegate in its sole discretion to include or to exclude other compensation payments from time to time.

2.35. 75% Compensation - Means the sum of:

(a) an Eligible Employee’s Annualized Salary and

(b) 75% of the Eligible Employee’s Annualized Variable Compensation.

2.36. Severance Benefits - Means the Severance Pay payable under Section 4.1 and 5.1 and the COBRA benefits, 50/5 Leave Benefits, 2007 Terminal Leave of Absence, 50/20 Bridging Leave, and Favorable Early Retirement Factors under Sections 4.2, 4.3, 4.4, 4.5 and 4.6, respectively, if applicable, which may be provided to an Eligible Individual under this Plan.

2.37. Severance Pay - Means the amount as set forth in Section 5.1 for which an Eligible Individual may be eligible following the Eligible Individual’s Job Elimination Date.

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2.38. Severance Period - Means the period immediately following the end of the Notification Period determined by calculating the number of weeks of Salary, Branch Manager Compensation, Weekly Total Compensation, Weekly 75% Compensation or Weekly 40% Compensation that an Eligible Individual is eligible to receive under Section 5.1 or Appendix B. In the case of an Eligible Individual who is subject to the $300,000 limit on Severance Pay under Section 5.1 or Appendix B, the $300,000 limit will be disregarded solely for the purpose of calculating the applicable Severance Period. Consistent with Section 5.1 and Appendix B, the minimum Severance Period is six (6) weeks and the maximum Severance Period is fifty-two (52) weeks.

2.39. Suitable Offer of Employment - Means an offer of a Suitable Position that is made by AXA Equitable or any AXA Equitable affiliate to an Eligible Employee who has received a Notice of Job Elimination.

2.40. Suitable Position - Means an offer of employment to an Eligible Employee that, in the Plan Administrator’s sole discretion, meets all of the following criteria:

(a) the position carries the same (or higher) Salary and comparable band as the Eligible Employee’s position immediately preceding his or her Job Elimination Date.

(b) Utilizes general skills the Eligible Employee possesses; and

(c) is not more than 35 miles farther one-way from the Eligible Employee’s home than the former job site.

2.41. Total Branch Manager Compensation - Means an Eligible Branch Manager’s Branch Manager Compensation computed on an annualized basis.

2.42. Total Compensation - Means the sum of an Eligible Employee’s: (a) Annualized Salary and (b) Annualized Variable Compensation.

2.43. 2007 Terminal Leave Employee - Means an Eligible Employee who (i) was hired by AXA Equitable prior to January 1, 2007, (ii) was not employed by MONY Life or a subsidiary of MONY Life at any time on or after July 8, 2004, and (iii) received Notice of Job Elimination in 2007.

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2.44. Variable Compensation - Means any sales-related commissions or other compensation that: (a) is not Salary, Branch Manager Compensation or short-term or long-term incentive compensation, (b) is determined pursuant to pre-established criteria, and (c) is being paid to the Eligible Employee at the time of the Notice of Job Elimination. The determination of whether an Eligible Employee receives Variable Compensation and the nature of such Eligible Employee’s position for purposes of this Plan shall be made in the sole discretion of the Plan Administrator, in consultation with the relevant business unit, based on the Eligible Employee’s position as of the date of the Eligible Employee’s Notice of Job Elimination.

2.45. Weekly 40% Compensation - Means an Eligible Employee’s 40% Compensation computed on a weekly basis.

2.46. Weekly 75% Compensation - Means an Eligible Employee’s 75% Compensation computed on a weekly basis.

2.47. Weekly Total Compensation - Means an Eligible Employees’s Total Compensation computed on a weekly basis.

2.48. Years of Service – Means an Eligible Individual’s full years of employment as a Full-Time Employee or Group 1 Part-Time Employee of AXA Equitable, including service as an Eligible Individual of MONY Life, as applicable, as of his or her Job Elimination Date, excluding any service as an employee sales associate of AXA Equitable or any of its general agents, including any service under a 12th Edition, 20th Edition, 25th Edition or Preliminary Employment agreement or MONY Life financed contract 54 or any similar agreement. Service with an AXA Equitable affiliate may be included in the determination of Years of Service (in accordance with the rules of this section) to the extent the entity is one that is eligible for service recognition under the applicable Retirement Plan’s service crediting procedures, as determined by the administrator of the applicable Retirement Plan in accordance with the terms of that Retirement Plan. For purposes of calculating Severance Pay only, an Eligible Individual’s partial year of service consisting of six (6) or more full months shall be considered one full Year of Service for purposes of this Plan. Notwithstanding the foregoing, Years of Service do not include any service for which severance benefits have already been paid pursuant to this Plan, any predecessor plan or any other plan, program or employment agreement or otherwise.

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2.49. Years of Vesting Service - Means vesting service as such term is defined under the applicable Retirement Plan.

§3 GENERAL RULES

3.1. Notification Period - AXA Equitable shall provide a Notice of Job Elimination to each Eligible Individual who is affected by a Job Elimination. Depending upon the circumstances, an Eligible Individual may or may not be required by AXA Equitable in its sole discretion to continue to work during the Notification Period or any part thereof.

3.2. General Requirement for Severance Benefits - Unless disqualified for Severance Benefits pursuant to Section 3.3 or Section 4.9, and subject to the offset provisions of Section 3.4, an Eligible Individual (a) who receives Notice of Job Elimination, and (b) who executes (and does not exercise any rights the Eligible Individual may have to revoke) a separation agreement in such form as may be required by and acceptable to the Plan Administrator in its sole discretion, which shall at a minimum include (i) a general release and waiver of any and all claims, actions and causes of action, whether known or unknown, which the Eligible Individual may have or may claim to have against AXA Equitable, including its current and former parents, its affiliates, and its and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors, and employees, both individually and in their official capacities, as a result of the Eligible Individual’s employment with AXA Equitable and its affiliates and the termination of such employment with AXA Equitable, and (ii) a non-competition and non-solicitation agreement, shall be eligible to receive applicable Severance Benefits as provided under this Plan. Any Eligible Individual who does not execute such separation agreement as required by this Section 3.2 by the date specified by AXA Equitable in the separation agreement (or who revokes the separation agreement, if applicable) shall be ineligible for any Severance Benefits under this Plan. In addition, all Severance Benefits otherwise due under this Plan are conditioned on the Eligible Individual’s satisfactory job performance and compliance with all applicable policies at all times as determined by AXA Equitable through the Notification Period.

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3.3. Continuation of Employment

(a) If an Eligible Employee receives a Suitable Offer of Employment during the Notification Period, no Severance Benefits are due under this Plan, regardless of whether the Eligible Employee accepts the offer.

(b) If an Eligible Employee receives a Suitable Offer of Employment during the Severance Period and it is accepted, no further Severance Benefits are due under this Plan from and after the date the offer is accepted.

(c) An Eligible Individual who accepts employment with AXA Equitable or any AXA Equitable affiliate during the Notification Period, notwithstanding that such employment is not a Suitable Position, will not be eligible for Severance Benefits under this Plan.

(d) An Eligible Individual who accepts employment with AXA Equitable or any AXA Equitable affiliate during the Severance Period, notwithstanding that such employment is not a Suitable Position, will not be eligible for further Severance Benefits under this Plan from and after the date the offer is accepted.

(e) An Eligible Employee who receives an offer of continued employment or reemployment with AXA Equitable or any AXA Equitable affiliate that is not a Suitable Position and who does not accept that offer may receive Severance Benefits (or may continue to receive Severance Benefits) under this Plan if all other requirements are met.

(f) An Eligible Individual who (i) enters into a contract as an employee retail sales associate of AXA Equitable or any of its general agents, including a 12th Edition, 20th Edition, 25th Edition or Preliminary Employment agreement or a MONY Life Financed Contract (54) or any similar agreement, but excluding a 14th Edition Agent Agreement or (ii) enters into a contract as an agency, branch or district manager or other type of retail sales force manager, will not be eligible for any Severance Benefits due under this Plan if this occurs during the Notification Period, and will not be eligible for any additional Severance Benefits due under this Plan from and after the date that this occurs during the Severance Period.

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3.4. Approved Leave of Absence - If an Eligible Individual begins a period of approved leave in accordance with AXA Equitable’s policies, plans and/or practices and all applicable laws at the relevant time, during the Notification Period, the Eligible Individual will (a) receive pay in lieu of any balance of the Notification Period when the approved leave terminates, payable in a lump sum, and (b) be eligible for Severance Benefits under the Plan, provided the approved leave does not exceed six (6) calendar months from the first day of such leave. If an Eligible Individual who is on an approved leave of absence either is not certified to return to work during and/or does not return to work at the end of a six-month approved leave of absence period, such Eligible Individual will not be eligible for pay in lieu of the Notification Period, or any balance thereof, or for Severance Benefits under the Plan.

3.5 WARN - The Severance Benefits due, and the corresponding Severance Period afforded, in accordance with this Plan may be reduced, to the extent permitted by law, by Salary or Branch Manager Compensation paid to an Eligible Individual, or any payment deemed by AXA Equitable to be in lieu of notice, during any legally required notice period arising under any federal, state or local plant or facility closing law (including, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN”)) if under such law the termination entitles the Eligible Individual to a specified period during which compensation and/or benefits must be continued. Upon a WARN event, Notice of Job Elimination will be given in accordance with the Plan even if the Eligible Individual is on an approved leave granted by AXA Equitable, in accordance with its policies, plans and/or practices and all applicable laws at the relevant time. When any such approved leave terminates, the Eligible Individual will (a) receive pay in lieu of the Notification Period, payable in a lump sum, and (b) be eligible for Severance Benefits under the Plan (as reduced, where applicable, in accordance with this Section 3.5), provided the approved leave did not exceed six (6) calendar months from the first day of such leave.

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§4 SEVERANCE BENEFITS

4.1. Severance Pay - An Eligible Individual who is eligible for Severance Pay will receive the Severance Pay described in Section 5, provided all the terms and conditions of this Plan are met.

4.2 COBRA Benefits - An Eligible Individual who received Notice of Job Elimination on or prior to April 7, 2009 or who receives Notice of Job Elimination on or after January 1, 2011 and who elects COBRA coverage following the Job Elimination Date, will be eligible to receive, subject to the general rules of Section 3, three (3) months of subsidized COBRA beginning immediately following such Eligible Individual’s Job Elimination Date. Such Eligible Individual’s resulting costs will be based on the cost applicable to active employees who elect the same option and level of coverage under the AXA Equitable Health Plan, as such costs exist throughout the three (3) month period. After the three (3) month period following such Eligible Individual’s Job Elimination Date, unsubsidized COBRA rates will apply for the remainder of the period for which such Eligible Individual is eligible for COBRA. Such Eligible Individual who elects to retire prior to the end of subsidized COBRA coverage available to such Eligible Individual under the Plan will no longer be eligible for subsidized COBRA benefits provided in accordance with this Section 4.2, unless such Eligible Individual waives coverage permanently under the Retiree Health Plan (as provided under the applicable Retiree Health Plan procedures.)

An Eligible Individual who receives Notice of Job Elimination after April 7, 2009 but prior to January 1, 2011 may elect COBRA coverage following his or her Job Elimination Date at unsubsidized COBRA rates.

All Eligible Individuals eligible for a 50/5 Leave pursuant to Section 4.3 may elect up to an additional six (6) months of COBRA coverage at the unsubsidized COBRA rate after the end of the period for which the Eligible Individual is eligible for COBRA. Except as otherwise provided herein, COBRA coverage will be governed by the terms and conditions set forth in the AXA Equitable Health Plan at the time COBRA coverage is elected by the Eligible Individual.

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4.3. 50/5 Leave Benefits - An Eligible Individual who is not a: (a) 50/20 Employee, (b) 50/20 Branch Manager, (c) Continuing Associate, or (d) 2007 Terminal Leave Employee, but who is at least age 50 with at least five (5) Years of Vesting Service at the end of his or her Notification Period will be eligible to elect up to a two (2) year leave of absence (“50/5 Leave”) beginning after the last day of the Eligible Individual’s Notification Period. An Eligible Individual who is eligible for and elects a 50/5 Leave will receive up to two (2) Years of Vesting Service in order to bridge to a direct from service retirement, if possible, under the applicable Retirement Plan. An Eligible Individual who is eligible for and elects a 50/5 Leave will also receive the following benefits: (i) the Eligible Individual will be eligible to elect up to an additional six (6) months of unsubsidized COBRA coverage as provided in Section 4.2, and (ii) if the Eligible Individual is unable to bridge to a direct from service retirement under the applicable Retirement Plan, the Eligible Individual will be eligible, upon the attainment of age 55 and submission of the appropriate retirement election forms, to participate in the Retiree Health Plan as of his or her retirement date, provided that no AXA Equitable subsidy will be available with respect to such coverage upon a non-direct from service retirement. Severance Pay, if any, paid to an Eligible Individual who is eligible for a 50/5 Leave and who receives a Notice of Job Elimination or a Pre-Notification of Job Elimination on or before December 31, 2013 will be considered compensation for purposes of the applicable Retirement Plan. If at any time during the leave the Eligible Individual becomes a Continuing Associate, the leave and its associated benefits shall cease immediately.

4.4. 2007 Terminal Leave of Absence - Following their Severance Periods, 2007 Terminal Leave Employees who are not Continuing Associates will be eligible for a terminal leave of absence under the Pre-2007 LOA Policy and the associated benefits, for a duration of up to two (2) years, except that Group Life Insurance shall not be available during such 2007 Terminal Leaves of Absence. The 2007 Terminal Leave of Absence will be deemed elected by 2007 Terminal Leave Employees unless otherwise affirmatively waived by them. If at any time during the leave the Eligible Individual becomes a Continuing Associate, the leave and its associated benefits shall cease immediately.

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4.5. 50/20 Bridging Leave - A (a) 50/20 Employee who is Job Eliminated and who is not a Continuing Associate, (b) 50/20 Branch Manager who is Job Eliminated, or (c) a 2007 Terminal Leave Employee who attains age 50 and is credited with at least twenty (20) Years of Vesting Service as of the end of the Notification Period and who is not a Continuing Associate is eligible for a terminal leave of absence under the Pre-2007 LOA Policy (“50/20 Bridging Leave”) for the greater of (i) the period of time necessary to reach age 55, or (ii) one (1) year, provided that any such 50/20 Bridging Leave shall begin following the Notification Period rather than the Severance Period. At the conclusion of the entire 50/20 Bridging Leave, the individual may elect a direct from service retirement under the applicable Retirement Plan and receive the benefits associated with such retirement. The 50/20 Bridging Leave will be deemed elected by the individual unless otherwise affirmatively waived by that individual. Severance Pay, if any, paid to an Eligible Individual who is eligible for a 50/20 Bridging Leave and who receives a Notice of Job Elimination or a Pre-Notification of Job Elimination on or before December 31, 2013 will be considered compensation for purposes of the applicable Retirement Plan. If at any time during the leave the Eligible Individual becomes a Continuing Associate, the leave and its associated benefits shall cease immediately.

4.6. Favorable Early Retirement Factors –

(a) If an Eligible Individual who (i) is Job Eliminated, (ii) is not a Continuing Associate (except for a Continuing Associate under a retired agent’s agreement), (iii) has attained at least age 50 and is credited with at least twenty (20) Years of Vesting Service as of the end of the Severance Period, and (iv) has a prior plan annuity under the AXA Equitable Retirement Plan, such Eligible Individual’s prior plan annuity will be determined using the favorable early retirement factors available upon a direct from service retirement prior to age 65 under the terms and conditions of the AXA Equitable Retirement Plan. If at any time prior to retirement the individual becomes a Continuing Associate, this Section 4.6(a) shall no longer apply.

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(b) If an Eligible Individual who (i) is Job Eliminated, (ii) is not a Continuing Associate (except for a Continuing Associate under a retired agent’s agreement), (iii) has attained at least age 45 and is credited with at least ten (10) Years of Vesting Service as of the end of the Severance Period, and (iv) has a prior plan annuity under the AXA Equitable Retirement Plan, such Eligible Individual’s prior plan annuity will be determined using the favorable early retirement factors applicable to such circumstances under the terms and conditions of the AXA Equitable Retirement Plan. If at any time prior to retirement the individual becomes a Continuing Associate, this Section 4.6(b) shall no longer apply.

4.7. Death - If an Eligible Individual dies before receiving all the Severance Pay payable to the Eligible Individual under this Plan, all such unpaid amounts will be paid to the Eligible Individual’s estate in a lump sum.

4.8. Mergers, Acquisitions, and Termination of Property Management Agreements and Service Agreements - No Severance Benefits shall be due under this Plan to an Eligible Individual when (a) there is a change in an AXA Equitable operation resulting from, but not limited to, a merger, acquisition, divestiture (whether through a sale of assets or stock), spinoff, joint venture or incorporation, or similar corporate event, and (b) after the effective date of the change, the successor to the operation (or AXA Equitable or an affiliate) makes a Suitable Position available to the Eligible Employee.

4.9 Return to Active Employment During the Severance Period - An Eligible Individual who returns to active employment with AXA Equitable or any AXA Equitable affiliate is ineligible to receive any additional Severance Pay or Severance Benefits from and after the effective date of such return, as determined by the Plan Administrator in its sole discretion. An Eligible Individual who has received Severance Pay for a portion of the Severance Period during which the Eligible Individual has already become re-employed by AXA Equitable or any AXA Equitable affiliate must return the Severance Pay attributable to the portion of the Severance Period following the re-employment and the Plan Administrator has the right to collect such payment as provided in Section 7.8.

§ 5 SEVERANCE PAY

5.1. Severance Pay - Subject to Section 3, the Severance Pay payable to an Eligible Individual who is not an Employee in a Direct Selling Position, an Employee in a Sales Management Position or an Employee in a Support/Corporate Position shall be determined under whichever of the following formulas results in the greater Severance Pay:

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(a) one (1) week of Salary or Branch Manager Compensation, whichever is applicable, for all Years of Service up to and including ten (10) Years of Service and two (2) weeks of Salary or Branch Manager Compensation, whichever is applicable, for Years of Service thereafter; or

(b) two (2) weeks of Salary or Branch Manager Compensation, whichever is applicable, for every full $10,000 of the Eligible Individual’s Annualized Salary or Total Branch Manager Compensation, whichever is applicable.

Notwithstanding Sections 5.1(a) and 5.1(b), the minimum amount of Severance Pay payable will be six (6) weeks of Salary or Branch Manager Compensation, whichever is applicable. The maximum amount of Severance Pay payable will be the lesser of: (i) fifty-two (52) weeks of Salary or Branch Manager Compensation, whichever is applicable, and (ii) $300,000.

Subject to Section 3, the Severance Pay payable to an Eligible Employee who is an Employee in a Direct Selling Position, an Employee in a Sales Management Position or an Employee in a Support/Corporate Position shall be determined as set forth in Appendix B.

The applicable Severance Period will be determined in accordance with Section 2.38.

5.2. Payment Method - Severance Pay will be paid to an Eligible Individual in bi-weekly installments over the Severance Period, provided that payment of any installment otherwise due will not be made prior to the latest of: (a) the date that is two (2) weeks following the Eligible Individual’s Job Elimination Date, (b) the date of the Eligible Individual’s execution of a valid release as set forth in Section 3.2, and (c) the expiration date of any revocation period contained in the Eligible Individual’s separation agreement and general release and waiver described in Section 3.2. Any installments that are delayed pursuant to the preceding sentence will be paid in one lump sum as soon as possible following the latest of the foregoing dates, provided that in no event shall any Severance Pay be paid later than the last day of the second year following the year in which an Eligible Individual’s Job Elimination Date occurs. Notwithstanding the foregoing, an Eligible

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Individual (x) whose Severance Pay exceeds two (2) times the lesser of the amounts described in Treasury Regulations 1.409A-1(b)(9)(iii)(A)(1) and 1.409A-1(b)(9)(iii)(A)(2), or such successor provisions thereto or (y) who is not deemed to have incurred a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) as of the last day Eligible Individual’s Notification Period, must take his or her Severance Pay in bi-weekly installments until the earlier of:

(i) the end of the Eligible Individual’s Severance Period, or

(ii) the second to last payroll payment date occurring on or before March 15th of the calendar year immediately following the calendar year in which the Eligible Individual receives Notice of Job Elimination.

In the case of (ii) above, the Eligible Individual’s remaining Severance Pay, if any, shall be paid in a lump sum prior to such March 15. In addition, an Eligible Individual who elects to retire prior to the commencement of bi-weekly installments shall receive Severance Pay in a single lump sum and an Eligible Individual who elects to retire thereafter shall receive any remaining Severance Pay in a single lump sum; provided such Severance Pay does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

§6 PLAN ADMINISTRATION AND FUNDING

6.1. General Administration - The Plan Administrator, or its authorized delegate, has fiduciary authority to control and manage the operation and administration of the Plan and to make such rules and regulations and to take such actions to administer the Plan as the Plan Administrator deems appropriate. Interpretation of this Plan is within the sole authority and discretion of the Plan Administrator, who shall determine eligibility for benefits and resolve any ambiguities, inconsistencies and omissions of the Plan. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the claimant is entitled to them. This discretionary authority is intended to be absolute and, in any case when the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority

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shall be reviewed by a court, arbitrator, or any other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). The decisions of the Plan Administrator shall be final and binding, other than a claim for benefits that is appealed. Appeals of Severance Benefits claims may be addressed to the AXA Equitable Benefits Appeals Committee pursuant to the procedure set forth in Section 7.9(c) of this Plan. The decisions and actions of the Plan Administrator, or of the AXA Equitable Benefits Appeals Committee concerning an appeal, shall be final and binding upon AXA Equitable, its employees and their spouses, dependents, heirs, successors and assigns, unless determined by a court of competent jurisdiction to be arbitrary and capricious.

6.2. Amendment and Termination - AXA Equitable reserves the right to modify, amend or terminate this Plan or its terms and conditions at any time and for any reason upon action by the board of directors of AXA Equitable or an individual or committee to whom such responsibility has been delegated by the board.

6.3. Source of Payments - All payments under this Plan shall be made by AXA Equitable from its own general assets, and the status of the claim of each Eligible Individual to payments under this Plan shall be the same as the status of a claim against AXA Equitable by any general and unsecured creditors. No person shall look to or have any claim whatsoever against any officer, director, agent or employee of AXA Equitable in his or her individual capacity for the payment of any benefits under this Plan.

§7 MISCELLANEOUS

7.1. No Assignment - No Eligible Individual shall have the right to alienate, assign, commute or otherwise encumber Severance Benefits under this Plan for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void.

7.2. ERISA - AXA Equitable intends that this Plan constitute a “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended, (hereinafter referred to as “ERISA”) and any ambiguities in this Plan shall be construed to effect that intent.

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7.3. Construction - This Plan shall be construed in accordance with the laws of the State of New York, except as such laws are superseded by applicable provisions of ERISA and/or WARN and sub-headings have been added only for convenience of reference and shall have no substantive effect. All references to Sections shall be to sections of this Plan.

7.4. Tax and Other Laws - AXA Equitable shall have the right to withhold on or deduct from any Severance Benefits paid under this Plan, to the extent that AXA Equitable deems that such withholding or deduction is necessary or appropriate to satisfy any federal, state or other applicable law. All Severance Benefits under this Plan are intended to be exempt from Section 409A. As such, it is intended that the Severance Pay described in Section 5.1 and its payment method described in Section 5.2, meet the requirements of either the short-term deferral rule set forth in Treasury Regulations 1.409A-1(b)(4) or the “two times two years” exemption set forth in Treasury Regulations 1.409A-1(b)(9)(iii). Any provision of this Plan that is inconsistent with this intent shall be void to the minimum extent necessary to permit this intent to be fulfilled. All interpretations of this Plan shall be consistent with this intent. Any action by the Plan Administrator that it is inconsistent with this intent (or that would cause the Plan to violate Section 409A) shall be void and without effect to the minimum extent possible (if any) that will allow this intent to be fulfilled (or to avoid a violation of Section 409A, if applicable). If the failure to take an action under the Plan would cause the Plan to be subject to Section 409A (or to violate Section 409A), then to the extent it is possible thereby to avoid having the Plan subject to Section 409A (or to avoid a violation of Section 409A, if applicable), it is intended that the rights and effects under the Plan be altered to avoid such outcome. In all cases, the provisions of this Section shall apply to the maximum extent permissible under Section 409A and notwithstanding any contrary provision of the Plan that is not contained in this Section. Notwithstanding the foregoing, AXA Equitable makes no guarantee of any federal, state or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of this Plan, and AXA Equitable shall have no liability for any adverse tax consequences to any Eligible Individual as a result of any violation of Section 409A.

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7.5. Incompetency - If the Plan Administrator, in its discretion, determines that any person entitled to benefits under this Plan is incompetent or is unable to care for his or her affairs by reason of physical or mental disability, the Plan Administrator, in its discretion, may cause all payments thereafter becoming due to such person to be made to such person or his or her legal representative for his or her benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan, AXA Equitable and the Plan Administrator with respect to such payments.

7.6. Missing Persons - If the Plan Administrator is unable to ascertain the whereabouts of any person to whom Severance Pay is payable under this Plan, and if, after one year from the date any such payment is due, a notice of such payment due is mailed to the last known address of such person as shown on the records of the Plan Administrator and within three months after such mailing such person has not filed with the Plan Administrator written claim therefor, the Plan Administrator may direct that such payment be cancelled and forfeited, and upon such cancellation the Plan shall have no further liability therefore.

7.7. Waiver - No term, condition or provision of this Plan shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.8. Excess Payments - If any person has been paid Severance Benefits under this Plan that are in excess of the Severance Benefits that should have been paid, or receives Severance Benefits which should not have been paid under the provisions of the Plan, the Plan Administrator may cause the deduction of the amount of such excess or improper payment from any subsequent Severance Benefits payable to such person or other present or future amounts payable to such persons. Further, the Plan Administrator may recover any such excess or improper Severance Benefit payments by any appropriate method that the Plan Administrator in its sole discretion shall determine.

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7.9. Claims Procedure -

(a) Claims for Severance Benefits shall be filed with the Plan Administrator no later than six (6) months from the earlier of the employee’s employment termination date with AXA Equitable and the employee’s Job Elimination Date.

(b) If a claim for Severance Benefits under this Plan is fully or partially denied, the Plan Administrator will give the employee, beneficiary or any authorized representative (the “claimant”) a written notice within ninety (90) days of receiving the claim stating:

(i)	the specific reason or reasons the claim was denied;

(ii)	the exact references to the Plan provisions that dealt with the claim, and why it was denied;

(iii)	a description of any additional information or information necessary for the claimant to revise and perfect the claim, and an explanation as to why such material or information is necessary; and

(iv)	an explanation of the Plan’s appeals procedure and the time limits applicable to such procedures.

If special circumstances require an extension of time for the Plan Administrator to render a decision, the Plan Administrator will provide the claimant with a written notice of the extension, within ninety (90) days of receiving the claim, stating the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than one hundred eighty (180) days from the date the claim was filed.

(c) Within sixty (60) days after the claimant has received the written denial from the Plan Administrator, such claimant will have an opportunity to appeal the claim denial to the AXA Equitable Benefits Appeals Committee for a full and fair review. The claimant may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free

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of charge. After the claimant has made the appeal, the AXA Equitable Benefits Appeals Committee will make the decision no later than sixty (60) days after receiving the request for a review. If special circumstances require an extension of time, the AXA Equitable Benefits Appeals Committee will notify the claimant in writing of such extension within sixty (60) days after receiving the request for a review, and will reach a decision within another sixty (60) days. If the period of time is extended due to the claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(d) In the case of an adverse benefit determination on appeal, the AXA Equitable Benefits Appeals Committee will provide written notification to the claimant, in a manner calculated to be understood by the claimant, setting forth:

(i)	the specific reason or reasons for the adverse determination on appeal;

(ii)	the specific Plan provisions on which the denial of the appeal is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

(e) For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

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(f) These claims procedures do not create any independent rights to Severance Benefits under the Plan. An individual who files a claim for Severance Benefits must satisfy all the eligibility requirements, including the requirements set forth in Section 3.2 regarding the execution, submission and non-revocation of the release referenced in Section 3.2.

7.10. No Contract - This Plan shall not be deemed to constitute a contract between any employee and AXA Equitable, nor shall anything herein contained be deemed to give any employee any right to be retained in the employ of AXA Equitable or to interfere with the right of AXA Equitable to discharge any employee at any time and to treat him or her without regard to the effect such treatment might have upon him or her with respect to eligibility for benefits under this Plan.

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APPENDIX A – PRE-2007 LOA POLICY

TERMINAL LEAVE OF ABSENCE

Applies To:	All employees of AXA Equitable Life Insurance Company (the “company”) and certain affiliates participating in the AXA Equitable Severance Benefits Plan for Eligible Officers and Employees and the AXA Equitable Severance Benefits Plan for Senior Officers (“AXA Equitable Severance Plans”). [Terminal Leave is not applicable to former MONY employees associated with the 2004 MONY acquisition].

Summary	Job-eliminated employees may request an unpaid leave of absence for up to two years following the severance period to vest, meet the age and/or service requirements for retiring directly as determined under the Retirement Plan for Employees, Managers and Agents sponsored by the company (the “Retirement Plan”), or to add up to one year of credited service under the Retirement Plan (or the Excess Retirement Plan for certain participants). Job-eliminated employees age 50 or older and with 20 years of service at the end of their severance period may extend their terminal leave until they are eligible for early retirement under the Retirement Plan (age 55).

Eligibility

Job-eliminated Full-Time Salaried and Group I Part-Time employees may request a terminal leave of absence of up to two years by filing the appropriate forms as requested by the Retirement Plan administrator. The leave is unpaid. The first year of the terminal leave counts as credited service and may be used in the formula for determining the pension benefit under the Retirement Plan (or the Excess Retirement Plan for certain participants). All years of terminal leave count for vesting purposes and for determining cost sharing under the Retiree Health Plan through December 31, 2006. All years of terminal leave may also be used by the employee to attain the requisite age or acquire the requisite service to retire directly from the company.

Retirement Plan participants age 50 or older with 20 or more years of service at the end of their severance period — who could not otherwise bridge to retirement — may use additional unpaid leave to become eligible for early retirement benefits (including health and life insurance) upon reaching age 55.

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Benefits During Terminal Leave

During terminal leave, an employee is not eligible for company health benefits. However, participation in the Health Plan sponsored by AXA Equitable may be continued under COBRA, depending on whether COBRA was elected and the duration of the COBRA period. The duration of the COBRA period is determined by federal law and can be found in the Health Plan summary plan description.

If COBRA is elected initially, the employee must re-elect coverage during the annual open enrollment period if the former employee remains eligible and desires to retain COBRA coverage. The employee is billed directly.

Group Life Insurance	Group life insurance coverage ends on the last day of the terminal leave, provided any required contributions have been made during the terminal leave period, but the employee may convert part or all of his or her group life coverage to an individual policy by completing a conversion form and paying the first premium within 31 days after the end date of the terminal leave of absence. If the employee dies within 31 days after group life coverage ends, benefits will be paid just as if the employee were fully covered.

Disability Plan	There is no disability coverage during terminal leave.

Investment Plan	The employee is no longer eligible to make contributions or receive matching contributions to the Investment Plan during terminal leave. However, the account balance will remain in the Investment Plan during the terminal leave, subject to the normal in-service withdrawal rules. When the terminal leave ends, the participant’s account balance is available for distribution to the participant or may be deferred to a later date as provided under the Investment Plan. However, if the account balance is $5,000 or less, the account balance will be automatically distributed as provided under the Investment Plan.

Retirement Plan	The first year of terminal leave is counted for benefit accrual purposes under the Retirement Plan (or the Excess Retirement Plan). Up to two years may be counted for vesting purposes.

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APPENDIX B

Additional Severance Pay Formulas

Employee in a Direct Selling Position

Severance Pay for an Employee In a Direct Selling Position will equal the higher of:

(a)	one (1) week of Weekly Total Compensation for all Years of Service up to and including ten (10) Years of Service and two (2) weeks of Weekly Total Compensation for each Year of Service thereafter; and

(b)	two (2) weeks of Salary for every full $10,000 of the Eligible Employee’s Annualized Salary.

Notwithstanding the above, the minimum amount of Severance Pay payable to an Employee In a Direct Selling Position will be six (6) weeks of Weekly Total Compensation or Salary, as applicable, and the maximum amount of Severance Pay payable to an Employee In a Direct Selling Position will be the lesser of: (a) $300,000 and (b) fifty-two weeks (52) of Weekly Total Compensation or Salary, as applicable. The applicable Severance Period will be determined in accordance with Section 2.38.

Employee in a Support/Corporate Position

Severance Pay for an Employee in a Support/Corporate Position will equal the higher of:

(a)	one (1) week of Weekly Total Compensation for all Years of Service up to and including ten (10) Years of Service and two (2) weeks of Weekly Total Compensation for each Year of Service thereafter; and

(b)	two (2) weeks of Weekly 75% Compensation for every full $10,000 in 75% Compensation.

Notwithstanding the above, the minimum amount of Severance Pay payable to an Employee In a Support/Corporate Position will be six (6) weeks of Weekly Total Compensation or Weekly 75% Compensation, as applicable, and the maximum amount of Severance Pay payable to an Employee In a Support/Corporate Position will be the lesser of: (a) $300,000 and (b) fifty-two (52) weeks of Weekly Total Compensation or Weekly 75% Compensation, as applicable. The applicable Severance Period will be determined in accordance with Section 2.38.

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Employee in a Sales Management Position

Severance Pay for an Employee In a Sales Management Position will equal the higher of:

(a)	one (1) week of Weekly Total Compensation for all Years of Service up to and including ten (10) Years of Service and two (2) weeks of Weekly Total Compensation for each Year of Service thereafter; and

(b)	two (2) weeks of Weekly 40% Compensation for every full $10,000 in 40% Compensation.

Notwithstanding the above, the minimum amount of Severance Pay payable to an Employee In a Sales Management Position will be six (6) weeks of Weekly Total Compensation or Weekly 40% Compensation, as applicable, and the maximum amount of Severance Pay payable to an Employee In a Sales Management Position will be the lesser of: (a) $300,000 and (b) fifty-two (52) weeks of Weekly Total Compensation or Weekly 40% Compensation, as applicable. The applicable Severance Period will be determined in accordance with Section 2.38.

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